EXHIBIT 4.3


















                        COCA-COLA ENTERPRISES INC.
         SUPPLEMENTAL MATCHED EMPLOYEE SAVINGS AND INVESTMENT PLAN

               (AMENDED AND RESTATED EFFECTIVE JULY 1, 1992)




































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                               ARTICLE I
                         INTRODUCTION AND PURPOSE

          1.1 Background. Coca-Cola Enterprises Inc. (the "Company") adopted the Coca-Cola Enterprises Inc. Supplemental Deferred Compensation Plan (the "Deferred Compensation Plan") effective January 1, 1991. Under Article III of the Deferred Compensation Plan, the Supplemental Savings Plan (the "Plan") was originally established as a component of the Deferred Compensation Plan. Effective July 1, 1992, the Administrative Committee changed the name of the Plan to the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan, as well as amending various provisions of the Plan.

          1.2 Purpose. The purpose of the Plan is to provide a select group of management employees with the opportunity to enhance their retirement security by deferring a portion of their Compensation that is ineligible for deferral under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan (the "MESIP"), the Company's qualified 401(k) retirement plan, due to limits under the law and under the terms or operation of the MESIP.

          1.3 Amendment and Restatement. The Company hereby amends and restates the Plan, effective July 1, 1992, except as otherwise provided.

                                ARTICLE II
                                DEFINITIONS

          2.1 "Account" means the records maintained by the Administrative Committee that represent each Participant's interest under the Plan. Such interest may be reflected as a book reserve entry in the Company's accounting records, or as a separate account under a trust, or as a combination of both. Each Participant's Account shall consist of at least two subaccounts: a Deferral Account and a Company Matching Account.

          2.2 "Administrative Committee" means the committee appointed to administer the Plan pursuant to Article VI.

          2.3 "Affiliate" shall have the same meaning as the term "Affiliate" under the MESIP.

          2.4 "Beneficiary" means the person or persons last designated by the Participant, in writing, as entitled to receive such Participant's interest under the MESIP in the event of his death. In the event a Participant does not participate in the MESIP, the Participant may designate a Beneficiary by providing such designation, in writing, to the Committee. If all designated Beneficiaries predecease the Participant or the Participant fails to designate a Beneficiary, the Beneficiary shall be such Participant's surviving Spouse, if any; otherwise, the Beneficiary shall be determined in the same manner as under
Article X.C.2 of the MESIP.



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          2.5  "Code" means the Internal Revenue Code of 1986, as
amended.

          2.6  "Company" means Coca-Cola Enterprises Inc., a
Delaware corporation, or its successor or successors.

          2.7 "Company Matching Account" means that portion of each Participant's Account that represents his interest in the Plan which is credited pursuant to Section 4.1(b).

          2.8 "Compensation" means those amounts included in the definition of "Compensation" under the MESIP (except the amount of a Participant's MIP Award) plus any amounts deferred by the Participant under this Plan. For purposes of this Plan, "Compensation" shall be determined without regard to the limits of Section 401(a)(17) of the Code.

          2.9 "Deferral Account" means that portion of each Participant's Account that represents his interest in the Plan which is credited pursuant to Section 4.1(a).

          2.10 "Deferral Election" means a Participant's election to defer a portion of his Compensation and/or his MIP
Award, which election must be made in a manner authorized by and within an Enrollment Period established by the Administrative
Committee.

          2.11 "Employee" means any common-law employee of the Company or an Affiliate.

          2.12 "Eligible Employee" means any Employee who satisfies the criteria for participation in the Plan, as estab-lished from time to time by the Administrative
Committee.

          2.13 "Employer" means the Company, or a Participating
Company, as that term is defined in the MESIP.

          2.14 "Enrollment Period" means, for any Plan Year, any period designated by the Administrative Committee.

          2.15 "MESIP"  means the Coca-Cola Enterprises Inc.
Matched Employee Savings and Investment Plan, as it may be amended from time to time.

          2.16 "MIP Award" means the cash bonus payable under the Company's Management Incentive Plan.

          2.17 "Participant" means an Eligible Employee who satisfies the requirements for participation in the Plan and makes a Deferral Election pursuant to Section 3.2. Any Employee who has an interest under the Plan shall also be considered a Participant, even though such Employee is, for any particular Plan Year, ineligible to make a Deferral Election.


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          2.18 "Plan" means the Coca-Cola Enterprises Inc.
Supplemental Matched Employee Savings and Investment Plan, as amended and restated.

          2.19 "Plan Year" means the 12-month period beginning
January 1st and ending on December 31st.

          2.20 "Total and Permanent Disability" shall have the same meaning as the term "Disability" under the MESIP.

          2.21 "Year of Service" shall have the same meaning as the term "Year of Service" under the MESIP.

                                ARTICLE III
                                ELIGIBILITY

          3.1 Conditions on Eligibility. An Eligible Employee shall become a Participant in the Plan as of the date he makes an effective Deferral Election. Notwithstanding the preceding sentence, effective July 1, 1995, an Eligible Employee may not participate in the Plan until he has completed one Year of Service with the Employer.

          3.2  Deferral Election.

          (a) Each Participant may elect to defer any whole percentage of his Compensation, provided, however, that the total amount deferred by the Participant under the MESIP and this Plan shall not exceed any maximum percentage of Compensation established by the Administrative Committee for the Plan Year, which maximum percentage may be changed from time to time. Effective January 1, 1994, the total amount deferred by a Participant under the MESIP and this Plan shall not exceed eighty percent (80%) of his Compensation.

          (b) A Participant's Deferral Election under this Plan shall not be effective with respect to any Compensation considered under the MESIP until the Participant has deferred the maximum amount of Compensation permitted under the terms of, or by operation of, the MESIP.

          (c) Notwithstanding the foregoing, for the 1994 Plan Year and Plan Years thereafter, a Deferral Election may be made with respect to a Participant's MIP Award, irrespective of whether he has deferred compensation under the MESIP or Compensa-tion under this Plan; provided, such election does not exceed 80%
of the MIP Award.   A Participant who desires to defer a portion
of his MIP Award must make a separate Deferral Election with respect to such award.

          3.3  Time of Election.

          (a) (i) Prior to July 1, 1995, if an Employee becomes eligible to participate in the Plan after his date of hire, he may make a Deferral Election during the next Enrollment Period
after he becomes an Eligible Employee.   If an Employee is an

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Eligible Employee on his date of hire, he may make a Deferral
Election at any time prior to the first day of the first month for which the Compensation subject to the Deferral Election would otherwise be earned.

          (ii) Effective July 1, 1995, if an Employee becomes an Eligible Employee after he has completed a Year of Service with the Employer, he may make a Deferral Election during the next Enrollment Period after he becomes an Eligible Employee. If an Employee is an Eligible Employee on his date of hire, he may make a Deferral Election at any time on or before the fifteenth day of the month in which he completes one Year of Service with the Employer, which Deferral Election shall be effective with respect to Compensation payable on or after the first day of the month following such one-year anniversary. However, if an Eligible Employee fails to make his election within the period described in the preceding sentence, he may not make a Deferral Election until the next Enrollment Period.

          (b) Notwithstanding the foregoing, an Eligible Employee may make a Deferral Election with respect to his MIP Award, provided such Deferral Election is made prior to each Plan Year for which the MIP Award subject to the Deferral Election is earned.
          (c) An Eligible Employee may elect not to enroll in the Plan, and if an Eligible Employee fails to properly enroll in accordance with this Section 3.3 and the procedures established by the Committee, he will be deemed to have elected not to defer any Compensation under this Plan.

          3.4  Change of Election.

          (a) A Participant's most recent Deferral Election shall remain in effect for all Plan Years subsequent to the Plan Year for which such Deferral Election was made, until the Participant makes a new Deferral Election. Notwithstanding the preceding sentence, a Deferral Election made with respect to a Participant's MIP Award shall only be effective for the one Plan Year for which such Deferral Election was made.

          (b) A Participant may increase or decrease the percentage of Compensation subject to his Deferral Election for a Plan Year during the applicable Enrollment Period or any other period established by the Administrative Committee, provided, however, such increase or decrease is made with respect to Compensation not yet due and payable to the Participant.

          (c) A Participant may, during a Plan Year, discontinue his Deferral Election by providing notice to the Administrative Committee prior to the commencement of the next payroll period. In such event, Compensation earned subsequent to such notice of discontinuance will be paid directly to the Participant and will not be subject to his prior Deferral Election. A Participant who elects to discontinue participation prior to or during a Plan Year may not recommence participation in the Plan during that same Plan Year. A Participant who has discontinued his Deferral Election may again participate by making a Deferral Election during the Enrollment Period for any subsequent Plan Year.

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          (d)  Notwithstanding the foregoing or any other
provision of the Plan to the contrary, the Administrative Committee may, during any Plan Year, increase the amount of Compensation subject to a Participant's Deferral Election by an amount equal to all amounts required, under the terms of the MESIP or under Section 401 of the Code, to be distributed to such Participant from the MESIP during the same Plan Year.

                                ARTICLE IV
                            ACCRUAL OF BENEFITS

          4.1  Participants' Accounts.

          (a) Deferral Account. Each Participant's Deferral Account shall be credited with an amount equal to the Compensa-tion deferred by the Participant as soon as practicable after such amount would otherwise be payable to the Participant.

          (b)  Company Matching Account.  The Company Matching
Account of each Participant shall be credited with an amount equal to the amount described in subparagraph (1) minus the amount described in subparagraph (2):

               (1)  The amount the Company would have
     contributed to such Participant's Matching Contribution Account under the MESIP for the Plan Year as if the amount of Compensation that the Participant elected to defer under this Plan was instead deferred under the MESIP; provided, however, that such matching contributions shall only be made with respect to the first six percent (6%) of a Participant's Compensation subject to his Deferral Election. Notwithstanding the foregoing, effective January 1, 1995, such matching contributions shall be made with respect to the first seven percent (7%) of a Participant's Compensation subject to his Deferral Election.

               (2)  The amount actually contributed by the
     Company to the Participant's Matching Contribution
     Account under the MESIP for the Plan Year.

          (c) The Deferral and Company Matching Accounts of each Participant shall be deemed to be invested in the investment funds (other than the Coca-Cola Stock Fund) available under the MESIP in the same proportion as the Participant has elected to have his account under the MESIP invested, which earnings rate shall be credited to his Deferral Account and Company Matching Account, as appropriate. In the event the Participant does not participate in the MESIP, the Participant may make an election with respect to the deemed investment of his accounts in accordance with procedures established by the Committee. The Administrative Committee may also make other deemed investment funds or arrangements available to Participants.




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          4.2  Vesting of Accounts.  A Participant's interest in
the value of his Deferral Account and his Company Matching
Account shall be at all times one-hundred percent (100%) nonforfeitable.

                                 ARTICLE V
                               DISTRIBUTIONS

          5.1  Distributions.

          (a) Prior to commencement of participation in the Plan, a Participant shall elect the manner in which payment of his Account shall be made. Distributions under the Plan will be made either as a single-sum payment or in a series of annual installments over a period of at least three (3) years, not to exceed ten (10) years. Effective January 1, 1995, a Participant may change, at any time, his election regarding the manner of payment of his Account; however, the new election will be effective only if the Participant retires or terminates employment one year or more after the date of such change. In the event a Participant fails to make an election with respect to the manner in which payment of his Account shall be paid, distribution to such Participant shall be made in a single-sum payment.

          (b) A Participant's Account shall be distributed in accordance with the Participant's distribution election as soon as practicable after the Participant's retirement, death, Total and Permanent Disability or other termination of employment. For purposes of this Section 5.1(b) only, a Participant's employment with the Company shall not be deemed to have terminated if the Participant obtains immediate employment with The Coca-Cola Company or any corporation or business entity in which the Company or The Coca-Cola Company owns, directly or indirectly, twenty-five percent (25%) or more of the voting stock or capital, and termination from such subsequent employment shall be deemed a termination from the Company, unless the Participant obtains immediate reemployment with the Company.

          (c) In the event of the death of a Participant prior to distribution of the total balance of his Account, distribution of the balance of such Account shall be made to the Participant's Beneficiary, as determined in accordance with Section 2.4, and in the form elected under Section 5.1(a).

          (d) In the event a Participant has a financial hardship (as determined by the Administrative Committee) at the time the Participant becomes entitled to a distribution of his Account, the Administrative Committee, in its sole discretion, may accelerate payment of the Participant's Account.

                                ARTICLE VI
                              ADMINISTRATION

          6.1  Plan Administration.  The Plan shall be
administered by an Administrative Committee which shall consist of at least three members appointed by the Company.

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          6.2  Administrative Committee Action.  Action of the
Administrative Committee may be taken with or without a meeting of its members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of committee members qualified to vote with respect to such action. If a member of the Administrative Committee is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account under the Plan.

          6.3 Rights and Duties. The Administrative Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

          (a) to construe, interpret, and administer the Plan with its decisions to be final and binding on all parties;

          (b) to make allocations and determinations required by the Plan, and to maintain all necessary records of the Plan, including Participants' Accounts;

          (c) to compute and certify to the Company the amount of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid.
          6.4 Compensation, Indemnity, and Liability. The Administrative Committee shall serve as such without bond and without Compensation for services hereunder. All expenses of the Plan and the Administrative Committee shall be paid by the Company. No member of the Administrative Committee shall be liable for any act or omission of any other member, nor any act or omission on his own part, except his own willful misconduct. The Company shall indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Administrative Committee, except for expenses or liabilities arising out of his own willful misconduct.

          6.5 Taxes. If all or any portion of a Participant's Account shall become liable for the payment of any estate, inheritance, or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to the Account of such Participant at the time the Account is distributable to the Participant under the terms of the Plan.

                                ARTICLE VII
                             CLAIMS PROCEDURE

          7.1  Claims for Benefits.  If a Participant or
Beneficiary does not receive payment of any benefits which he believes are due and payable under the Plan, he may make a claim for benefits to the Administrative Committee. The claim for



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benefits must be in writing and addressed to the Administrative
Committee or to the Company. If the claim for benefits is denied, the Administrative Committee shall notify the Participant or Beneficiary in writing within ninety (90) days after receipt of the claim. However, if special circumstance require an extension of time for processing the claim, the Administrative Committee shall provide notice of the extension to the Participant or Beneficiary prior to the termination of the initial ninety (90) day period, and such extension shall not exceed one additional, consecutive ninety (90) day period. Any notice of a denial of benefit shall inform the Participant or Beneficiary of the basis for the denial, any additional material or information necessary to perfect such claim, and the steps which must be taken to have such claim reviewed.

          7.2 Appeals. Each Participant or Beneficiary whose claim for benefits has been denied may file a written request for review of his claim with the Administrative Committee. The request for review must be filed within sixty (60) days after the Participant or Beneficiary received the written notice denying his claim. The final decision of the Administrative Committee will be made within sixty (60) days after receipt of the request for review and shall be communicated in writing, setting forth the basis for the Administrative Committee's decision. If there are special circumstances which require an extension of time for completing the review, the Administrative Committee's decision shall be rendered not later than one-hundred twenty (120) days after the receipt of the request for review.

                               ARTICLE VIII
                         AMENDMENT AND TERMINATION

          8.1 Amendment. The Company or Administrative Committee shall have the right to amend the Plan in whole or in part at any time; provided, however, that no amendment shall reduce the amounts credited to any Participant's Account as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a majority of members of the Administrative Committee.

          8.2 Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason. In the event of termination of the Plan, the amounts credited to any Participant's Account, as of the effective date of such termination, shall not be reduced and shall be distributed at a time and in the manner determined by the Administrative Committee.

                                ARTICLE IV
                               MISCELLANEOUS

          9.1 Limitation on Participant's Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company's employ or any rights or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the


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employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

          9.2 Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under the Plan to Participants shall be paid from the general assets of the Company, and nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Participants shall have the status of general unsecured creditors of the Company with respect to amounts of Compensation they defer under the Plan or any other obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

          Notwithstanding the preceding paragraph, the Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets are held in a trust when a Participant's benefits under the Plan become payable, the Administrative Committee shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

          9.3 Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under any employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

          9.4 Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

          9.5 Gender, Number, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

          9.6 Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either


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voluntary or involuntary, and any attempt to anticipate,
alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.

          IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed by its duly authorized officers this 20th day of October, 1995.

                         COCA-COLA ENTERPRISES INC.


                                   RICHARD D. LARSON
                         By:______________________________

                           Title: VICE PRESIDENT, EMPLOYEE RELATIONS


                                      LAURIE CLARK
                         Attest:__________________________

                            Title:  BENEFITS PARALEGAL














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